UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                                (Amendment No. 7)

                          Jos. A. Bank Clothiers, Inc.
                                (Name of Issuer)

                                  COMMON STOCK
                                 $.01 PAR VALUE
                         (Title of Class of Securities)

                                    480838101
                                 (CUSIP Number)

                             Marjorie S. White, Esq.
                     c/o Donaldson, Lufkin & Jenrette, Inc.
                                 277 Park Avenue
                            New York, New York 10172
                            Tel. No.: (212) 892-2993
                     (Name, Address and Telephone Number of
                      Person Authorized to Receive Notices
                               and Communications)

                                 With a Copy to:
                                 ---------------
                                Alvin H. Fenichel
                      The Equitable Companies Incorporated
                     1290 Avenue of the Americas, 12th Floor
                            New York, New York 10104

                               September 25, 1997
                     (Date of Event which Requires Filing of
                                 this Statement)


         If the filing person had previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this statement because of Rule 13d-1 (b) (3) or (4), check the following:
[   ].

    Check the following box if a fee is being paid with this statement: [ ].

                                                   SCHEDULE 13D
---------------------------------------                                  -------------------------------------------

         CUSIP No. 480838101                                                         Page 2 of 11 Pages

---------------------------------------                                  -------------------------------------------
----------- --------------------------------------------------------------------------------------------------------
         1  NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            AXA Assurances Vie Mutuelle
----------- --------------------------------------------------------------------------------------------------------
         2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                            (a) [ ]

                                                                                                            (b) [x]

----------- --------------------------------------------------------------------------------------------------------
         3  SEC USE ONLY

----------- --------------------------------------------------------------------------------------------------------
         4  SOURCE OF FUNDS*

             AF
----------- --------------------------------------------------------------------------------------------------------
         5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR
            2(e)
            [  ]

----------- --------------------------------------------------------------------------------------------------------
         6  CITIZENSHIP OR PLACE OF ORGANIZATION

            France
----------- --------------------------------------------------------------------------------------------------------
--------------------------- ---------- -----------------------------------------------------------------------------
                                    7  SOLE VOTING POWER

        NUMBER OF
                            ---------- -----------------------------------------------------------------------------
          SHARES                    8  SHARED VOTING POWER
  BENEFICIALLY OWNED BY
                            ---------- -----------------------------------------------------------------------------
           EACH                     9  SOLE DISPOSITIVE POWER
        REPORTING
          PERSON
                            ---------- -----------------------------------------------------------------------------
           WITH                    10  SHARED DISPOSITIVE POWER


--------------------------- ---------- -----------------------------------------------------------------------------
----------- --------------------------------------------------------------------------------------------------------
        11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            321,149 (not to be construed as an admission of beneficial ownership)
----------- --------------------------------------------------------------------------------------------------------
        12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES
            [  ]

----------- --------------------------------------------------------------------------------------------------------
        13  PERCENT OF CLASS REPRESENTED IN ROW (11)

            4.73%
----------- --------------------------------------------------------------------------------------------------------
        14  TYPE OF REPORTING PERSON*
                    IC
----------- --------------------------------------------------------------------------------------------------------
*SEE INSTRUCTIONS BEFORE FILLING OUT!
SEC 1746 (9-88)  2 of 7




                                                   SCHEDULE 13D
---------------------------------------                                  -------------------------------------------

         CUSIP No. 480838101                                                         Page 3 of 11 Pages

---------------------------------------                                  -------------------------------------------

----------- --------------------------------------------------------------------------------------------------------
         1  NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            AXA Assurances I.A.R.D. Mutuelle
----------- --------------------------------------------------------------------------------------------------------
         2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                           (a) [ ]

                                                                                                           (b) [x]

----------- --------------------------------------------------------------------------------------------------------
         3  SEC USE ONLY

----------- --------------------------------------------------------------------------------------------------------
         4  SOURCE OF FUNDS*

             AF
----------- --------------------------------------------------------------------------------------------------------
         5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR
            2(e)
            [  ]

----------- --------------------------------------------------------------------------------------------------------
         6  CITIZENSHIP OR PLACE OF ORGANIZATION

            France
----------- --------------------------------------------------------------------------------------------------------
--------------------------- ---------- -----------------------------------------------------------------------------
                                    7  SOLE VOTING POWER

        NUMBER OF
                            ---------- -----------------------------------------------------------------------------
          SHARES                    8  SHARED VOTING POWER
  BENEFICIALLY OWNED BY
                            ---------- -----------------------------------------------------------------------------
           EACH                     9  SOLE DISPOSITIVE POWER
        REPORTING
          PERSON
                            ---------- -----------------------------------------------------------------------------
           WITH                    10  SHARED DISPOSITIVE POWER


--------------------------- ---------- -----------------------------------------------------------------------------
----------- --------------------------------------------------------------------------------------------------------
        11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            321,149   (not to be construed as an admission of beneficial ownership)
----------- --------------------------------------------------------------------------------------------------------
        12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES
            [  ]

----------- --------------------------------------------------------------------------------------------------------
        13  PERCENT OF CLASS REPRESENTED IN ROW (11)

            4.73%
----------- --------------------------------------------------------------------------------------------------------
        14  TYPE OF REPORTING PERSON*
                    IC
----------- --------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
SEC 1746 (9-88)  2 of 7




                                                   SCHEDULE 13D
---------------------------------------                                  -------------------------------------------

         CUSIP No. 480838101                                                         Page 4 of 11 Pages

---------------------------------------                                  -------------------------------------------

----------- --------------------------------------------------------------------------------------------------------
         1  NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Alpha Assurances Vie Mutuelle
----------- --------------------------------------------------------------------------------------------------------
         2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                            (a) [ ]

                                                                                                            (b) [x]

----------- --------------------------------------------------------------------------------------------------------
         3  SEC USE ONLY

----------- --------------------------------------------------------------------------------------------------------
         4  SOURCE OF FUNDS*

             AF
----------- --------------------------------------------------------------------------------------------------------
         5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR
            2(e)
            [  ]

----------- --------------------------------------------------------------------------------------------------------
         6  CITIZENSHIP OR PLACE OF ORGANIZATION

            France
----------- --------------------------------------------------------------------------------------------------------
--------------------------- ---------- -----------------------------------------------------------------------------
                                    7  SOLE VOTING POWER

        NUMBER OF
                            ---------- -----------------------------------------------------------------------------
          SHARES                    8  SHARED VOTING POWER
  BENEFICIALLY OWNED BY
                            ---------- -----------------------------------------------------------------------------
           EACH                     9  SOLE DISPOSITIVE POWER
        REPORTING
          PERSON
                            ---------- -----------------------------------------------------------------------------
           WITH                    10  SHARED DISPOSITIVE POWER


--------------------------- ---------- -----------------------------------------------------------------------------
----------- --------------------------------------------------------------------------------------------------------
        11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            321,149   (not to be construed as an admission of beneficial ownership)
----------- --------------------------------------------------------------------------------------------------------
        12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES
            [  ]

----------- --------------------------------------------------------------------------------------------------------
        13  PERCENT OF CLASS REPRESENTED IN ROW (11)

            4.73%
----------- --------------------------------------------------------------------------------------------------------
        14  TYPE OF REPORTING PERSON*
                    IC
----------- --------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
SEC 1746 (9-88)  2 of 7




                                                   SCHEDULE 13D
---------------------------------------                                  -------------------------------------------

         CUSIP No. 480838101                                                         Page 5 of 11 Pages

---------------------------------------                                  -------------------------------------------

----------- --------------------------------------------------------------------------------------------------------
         1  NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            AXA Courtage Assurance Mutuelle
----------- --------------------------------------------------------------------------------------------------------
         2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                            (a) [ ]

                                                                                                            (b) [x]

----------- --------------------------------------------------------------------------------------------------------
         3  SEC USE ONLY

----------- --------------------------------------------------------------------------------------------------------
         4  SOURCE OF FUNDS*

             AF
----------- --------------------------------------------------------------------------------------------------------
         5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR
            2(e)
            [  ]

----------- --------------------------------------------------------------------------------------------------------
         6  CITIZENSHIP OR PLACE OF ORGANIZATION

            France
----------- --------------------------------------------------------------------------------------------------------
--------------------------- ---------- -----------------------------------------------------------------------------
                                    7  SOLE VOTING POWER

        NUMBER OF
                            ---------- -----------------------------------------------------------------------------
          SHARES                    8  SHARED VOTING POWER
  BENEFICIALLY OWNED BY
                            ---------- -----------------------------------------------------------------------------
           EACH                     9  SOLE DISPOSITIVE POWER
        REPORTING
          PERSON
                            ---------- -----------------------------------------------------------------------------
           WITH                    10  SHARED DISPOSITIVE POWER


--------------------------- ---------- -----------------------------------------------------------------------------
----------- --------------------------------------------------------------------------------------------------------
        11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            321,149   (not to be construed as an admission of beneficial ownership)
----------- --------------------------------------------------------------------------------------------------------
        12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES
            [  ]

----------- --------------------------------------------------------------------------------------------------------
        13  PERCENT OF CLASS REPRESENTED IN ROW (11)

            4.73%
----------- --------------------------------------------------------------------------------------------------------
        14  TYPE OF REPORTING PERSON*
                    IC
----------- --------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
SEC 1746 (9-88)  2 of 7




                                                   SCHEDULE 13D
---------------------------------------                                  -------------------------------------------

         CUSIP No. 480838101                                                         Page 6 of 11 Pages

---------------------------------------                                  -------------------------------------------

----------- --------------------------------------------------------------------------------------------------------
         1  NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            AXA-UAP
----------- --------------------------------------------------------------------------------------------------------
         2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                            (a) [ ]

                                                                                                            (b) [ ]

----------- --------------------------------------------------------------------------------------------------------
         3  SEC USE ONLY

----------- --------------------------------------------------------------------------------------------------------
         4  SOURCE OF FUNDS*

             AF
----------- --------------------------------------------------------------------------------------------------------
         5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR
            2(e)
            [  ]

----------- --------------------------------------------------------------------------------------------------------
         6  CITIZENSHIP OR PLACE OF ORGANIZATION

            France
----------- --------------------------------------------------------------------------------------------------------
--------------------------- ---------- -----------------------------------------------------------------------------
                                    7  SOLE VOTING POWER

        NUMBER OF
                            ---------- -----------------------------------------------------------------------------
          SHARES                    8  SHARED VOTING POWER
  BENEFICIALLY OWNED BY
                            ---------- -----------------------------------------------------------------------------
           EACH                     9  SOLE DISPOSITIVE POWER
        REPORTING
          PERSON
                            ---------- -----------------------------------------------------------------------------
           WITH                    10  SHARED DISPOSITIVE POWER


--------------------------- ---------- -----------------------------------------------------------------------------
----------- --------------------------------------------------------------------------------------------------------
        11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            321,149   (not to be construed as an admission of beneficial ownership)
----------- --------------------------------------------------------------------------------------------------------
        12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES
            [  ]

----------- --------------------------------------------------------------------------------------------------------
        13  PERCENT OF CLASS REPRESENTED IN ROW (11)

            4.73%
----------- --------------------------------------------------------------------------------------------------------
        14  TYPE OF REPORTING PERSON*
                    HC
----------- --------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
SEC 1746 (9-88)  2 of 7




                                                   SCHEDULE 13D
---------------------------------------                                  -------------------------------------------

         CUSIP No. 480838101                                                         Page 7 of 11 Pages

---------------------------------------                                  -------------------------------------------

----------- --------------------------------------------------------------------------------------------------------
         1  NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            The Equitable Companies Incorporated
----------- --------------------------------------------------------------------------------------------------------
         2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                            (a) [ ]

                                                                                                            (b) [ ]

----------- --------------------------------------------------------------------------------------------------------
         3  SEC USE ONLY

----------- --------------------------------------------------------------------------------------------------------
         4  SOURCE OF FUNDS*

             AF
----------- --------------------------------------------------------------------------------------------------------
         5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR
            2(e)
            [  ]

----------- --------------------------------------------------------------------------------------------------------
         6  CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
----------- --------------------------------------------------------------------------------------------------------
--------------------------- ---------- -----------------------------------------------------------------------------
                                    7  SOLE VOTING POWER

        NUMBER OF
                            ---------- -----------------------------------------------------------------------------
          SHARES                    8  SHARED VOTING POWER
  BENEFICIALLY OWNED BY
                            ---------- -----------------------------------------------------------------------------
           EACH                     9  SOLE DISPOSITIVE POWER
        REPORTING
          PERSON
                            ---------- -----------------------------------------------------------------------------
           WITH                    10  SHARED DISPOSITIVE POWER


--------------------------- ---------- -----------------------------------------------------------------------------
----------- --------------------------------------------------------------------------------------------------------
        11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            321,149
----------- --------------------------------------------------------------------------------------------------------
        12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES
            [  ]

----------- --------------------------------------------------------------------------------------------------------
        13  PERCENT OF CLASS REPRESENTED IN ROW (11)

            4.73%
----------- --------------------------------------------------------------------------------------------------------
        14  TYPE OF REPORTING PERSON*
                    HC, CO
----------- --------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
SEC 1746 (9-88)  2 of 7




                                                   SCHEDULE 13D
---------------------------------------                                  -------------------------------------------

         CUSIP No. 480838101                                                         Page 8 of 11 Pages

---------------------------------------                                  -------------------------------------------

----------- --------------------------------------------------------------------------------------------------------
         1  NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            The Equitable Life Assurance Society of the United States
----------- --------------------------------------------------------------------------------------------------------
         2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                            (a) [ ]

                                                                                                            (b) [ ]

----------- --------------------------------------------------------------------------------------------------------
         3  SEC USE ONLY

----------- --------------------------------------------------------------------------------------------------------
         4  SOURCE OF FUNDS*

             AF
----------- --------------------------------------------------------------------------------------------------------
         5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR
            2(e)
            [  ]

----------- --------------------------------------------------------------------------------------------------------
         6  CITIZENSHIP OR PLACE OF ORGANIZATION

            New York
----------- --------------------------------------------------------------------------------------------------------
--------------------------- ---------- -----------------------------------------------------------------------------
                                    7  SOLE VOTING POWER

        NUMBER OF                      305,224
                            ---------- -----------------------------------------------------------------------------
          SHARES                    8  SHARED VOTING POWER
  BENEFICIALLY OWNED BY
                                       0
                            ---------- -----------------------------------------------------------------------------
           EACH                     9  SOLE DISPOSITIVE POWER
        REPORTING
          PERSON                       305,224
                            ---------- -----------------------------------------------------------------------------
           WITH                    10  SHARED DISPOSITIVE POWER

                                       0
--------------------------- ---------- -----------------------------------------------------------------------------
----------- --------------------------------------------------------------------------------------------------------
        11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            305,224
----------- --------------------------------------------------------------------------------------------------------
        12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES
            [  ]

----------- --------------------------------------------------------------------------------------------------------
        13  PERCENT OF CLASS REPRESENTED IN ROW (11)

            4.49%
----------- --------------------------------------------------------------------------------------------------------
        14  TYPE OF REPORTING PERSON*
                    IN
----------- --------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
SEC 1746 (9-88)  2 of 7




                                                   SCHEDULE 13D
---------------------------------------                                  -------------------------------------------

         CUSIP No. 480838101                                                         Page 9 of 11 Pages

---------------------------------------                                  -------------------------------------------

----------- --------------------------------------------------------------------------------------------------------
         1  NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Donaldson, Lufkin & Jenrette Securities Corporation
----------- --------------------------------------------------------------------------------------------------------
         2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                           (a) [ ]

                                                                                                           (b) [ ]

----------- --------------------------------------------------------------------------------------------------------
         3  SEC USE ONLY

----------- --------------------------------------------------------------------------------------------------------
         4  SOURCE OF FUNDS*

             AF
----------- --------------------------------------------------------------------------------------------------------
         5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR
            2(e)
            [  ]

----------- --------------------------------------------------------------------------------------------------------
         6  CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
----------- --------------------------------------------------------------------------------------------------------
--------------------------- ---------- -----------------------------------------------------------------------------
                                    7  SOLE VOTING POWER

        NUMBER OF                      15,925
                            ---------- -----------------------------------------------------------------------------
          SHARES                    8  SHARED VOTING POWER
  BENEFICIALLY OWNED BY
                                       0
                            ---------- -----------------------------------------------------------------------------
           EACH                     9  SOLE DISPOSITIVE POWER
        REPORTING
          PERSON                       15,925
                            ---------- -----------------------------------------------------------------------------
           WITH                    10  SHARED DISPOSITIVE POWER

                                       0
--------------------------- ---------- -----------------------------------------------------------------------------
----------- --------------------------------------------------------------------------------------------------------
        11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     15,925
----------- --------------------------------------------------------------------------------------------------------
        12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES
            [  ]

----------- --------------------------------------------------------------------------------------------------------
        13  PERCENT OF CLASS REPRESENTED IN ROW (11)

            0.23%
----------- --------------------------------------------------------------------------------------------------------
        14  TYPE OF REPORTING PERSON*
                     CO
----------- --------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
SEC 1746 (9-88) 2 of 7

         This Amendment No. 7 amends and supplements the Statement on Schedule 13D, originally filed on May 12, 1994 with the Securities and Exchange Commission and amended by Amendment No. 1 filed on July 11, 1994, Amendment No. 2 filed on July 27, 1994, Amendment No. 3 filed on January 30, 1995, Amendment No. 4 filed on February 8, 1995, Amendment No. 5 filed on June 13, 1995, and Amendment No. 6 filed on June 30, 1995 (the "Schedule 13D") by AXA Assurances Vie Mutuelle, Alpha Assurances I.A.R.D. Mutuelle (which has now merged into Alpha Assurances Vie Mutuelle), AXA Assurances I.A.R.D. Mutuelle, Alpha Assurances Vie Mutuelle, Uni Europe Assurance Mutuelle (now known as AXA Courtage Assurance Mutuelle), AXA (now known as AXA-UAP), The Equitable Companies Incorporated, The Equitable Life Assurance Society of the United States ("Equitable Life"), and Donaldson, Lufkin & Jenrette Securities Corporation ("DLJSC"), which Schedule 13D relates to shares of Common Stock, par value $0.01 per share (the "Common Shares") of Jos. A. Bank Clothiers, Inc., a Delaware corporation.

         Unless otherwise indicated, each capitalized term used but not defined herein shall have the meaning assigned to such term in the Schedule 13D.

Item 5.  Interest in the Securities of the Issuer.

         The response set forth in Item 5 of the Schedule 13D is hereby amended to read in its entirety as follows:

         "From June 24, 1995 to September 25, 1997, DLJSC purchased and sold, in a series of transactions, Common Shares in the course of normal market-making activities at prices ranging from $3.00 to $5.19 per Common Share. As of the close of business on September 25, 1997, DLJSC beneficially owned 15,925 Common Shares.

         "From August 22, 1997 to September 25, 1997, Equitable Life (which succeeded to EVLICO's interest in the Common Shares upon EVLICO's merger with and into Equitable Life on January 1, 1997) and Equitable Deal Flow Fund, L.P. ("EDFF") (of whose general partner Equitable Life is general partner) each sold, in a series of transactions, 183,500 Common Shares to Lehman Brothers at average prices ranging from $5.00 to $5.96 per Common Share. As of the close of business on September 25, 1997, Equitable Life and EDFF each beneficially owned 152,612 Common Shares."

                                   SIGNATURES

         After reasonable inquiry and to the best knowledge and belief of the undersigned, the information set forth in this statement is true, complete and correct.* Dated: October 9, 1997


                                    DONALDSON, LUFKIN & JENRETTE
                                    SECURITIES CORPORATION


                                     By: /s/ Marjorie S. White
                                        -------------------------------------
                                         Name:   Marjorie S. White
                                         Title:  Vice President and Secretary


--------
* Pursuant to the Joint Filing Agreement with respect to Schedule 13D (filed as
Exhibit 3 to the Schedule 13D) among AXA-UAP, The Equitable Companies Incorporated, The Equitable Life Assurance Society of the United States, and Donaldson, Lufkin & Jenrette Securities Corporation, this amendment to statement on Schedule 13D is filed on behalf of each of them by Donaldson, Lufkin & Jenrette Securities Corporation.